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         ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION
                               OF
                   CASINOVATIONS INCORPORATED

Articles of Amendment to the Articles of Incorporation of Casinovations Incorporated are herein executed by said Corporation pursuant to the provisions of RCW 23B. 10, as follows:

1.  The name of the Corporation is "Casinovations Incorporated".
2. The amendment to the Articles of Incorporation of said Corporation were duly approved by all the Directors of the Corporation in accordance with the provisions of RCW 23B. 10.020 as follows:

                            Article II

The total authorized number of shares of this Corporation is twenty million (20,000,000) shares. Each of such shares shall have a par value of $.001.

                            Article VI

NO PREEMPTIVE RIGHTS, NO CUMULATIVE VOTING RIGHTS. Shareholders of this corporation shall have no preemptive rights to acquire additional shares issued by the Corporation and no cumulative voting rights.

3. The date of the adoption of said amendment by the shareholders of the Corporation is January 14,
1997.

4. The number of shares outstanding of said Corporation was five million ninety-four thousand five hundred ten (5,094,510) shares; and the number of shares entitled to vote thereon was five million ninety-four thousand five hundred ten (5,094,510).

5. The number of shares voting for the amendment was more than 2/3rds of outstanding shares and against said amendments, respectively, was as follows:

				     Shares
	For Amendment	           4,032,987.5
	Against Amendment	                   -0-
	Not Voting		  1,061,522.5


	Total			  5,094,510

6. The amendment does not provide for cancellation, exchange, or reclassification of issued shares of the Corporation.

Dated this ___ day of January, 1997.

CASINOVATIONS INCORPORATED
By:  Tom Pickell
        President & Member of  Board of Directors